Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-155549 of CryoLife, Inc. and Subsidiaries (the “Company”) on Form S-3 and Registration Statement Nos. 333-167065, 333-159608, 333-150475, 333-59849, 333-104637, and 333-119137 of CryoLife, Inc. on Form S-8 of our reports dated February 22, 2011, relating to the consolidated financial statements of CryoLife, Inc. and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of CryoLife, Inc. for the year ended December 31, 2010.

DELOITTE & TOUCHE LLP

Atlanta, Georgia

February 22, 2011